Term sheet No. 1712AF
To underlying supplement No. 1 dated October 1, 2012,
product supplement AF dated September 28, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated February 22, 2013; Rule 433

Deutsche Bank AG, London Branch
$    Capped Buffered Underlying Securities (BUyS) Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due February 25*, 2016
General
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Capped Buffered Underlying Securities (BUyS) Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due February 25*, 2016 (the “BUyS”) are designed for investors who seek a return at maturity of 200.00% of the appreciation, if any, of the iShares® Dow Jones U.S. Real Estate Index Fund (the “Underlying”), up to a Maximum Return of 75.00%. If the Final Price is less than the Initial Price by an amount not greater than the Buffer Amount, investors will receive the Face Amount of BUyS at maturity. However, if the Final Price is less than the Initial Price by an amount greater than the Buffer Amount of 10.00%, investors will lose 1.00% of the Face Amount per BUyS for every 1.00% the Final Price is less than the Initial Price by an amount greater than the Buffer Amount. The BUyS do not pay coupons or dividends and investors should be willing to lose up to 90.00% of their initial investment if the Final Price is less than the Initial Price by an amount greater than the Buffer Amount.  Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about February 25*, 2016.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The BUyS are expected to price on or about February 22*, 2013 (the “Trade Date”) and are expected to settle on or about February 27*, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying:	iShares® Dow Jones U.S. Real Estate Index Fund (Ticker: IYR)
Issue Price:	100% of the Face Amount
Payment at Maturity:	• If the Final Price is greater than or equal to the Initial Price, you will receive a cash payment at maturity per $1,000 Face Amount of BUyS, calculated as follows:
$1,000 + [$1,000 x the lesser of (i) the Underlying Return x Upside Leverage Factor and (ii) the Maximum Return]

•      If the Final Price is less than the Initial Price by an amount not greater than the Buffer Amount of 10.00%, you will receive a cash payment at maturity equal to $1,000 per $1,000 Face Amount of BUyS.

•      If the Final Price is less than the Initial Price by an amount greater than the Buffer Amount of 10.00%, you will lose 1.00% of the Face Amount of your BUyS for every 1.00% that the Final Price is less than the Initial Price by an amount greater than 10.00%, and you will receive a cash payment at maturity per $1,000 Face Amount of BUyS, calculated as follows:
$1,000 + [$1,000 × (Underlying Return + Buffer Amount)]

You may lose up to $900.00 per $1,000 Face Amount of BUyS at maturity if the Underlying Return is negative and the Final Price is less than the Initial Price by an amount greater than 10.00%. Any Payment at Maturity is subject to the credit of the Issuer.

Underlying Return:	The Underlying Return, expressed as a percentage, will equal: Final Price – Initial Price Initial Price The Underlying Return may be positive, zero or negative.
(Key Terms continued on next page)
Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Total Discounts, Commissions and Fees(1)	Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The BUyS will be sold with varying underwriting discounts and commissions in an amount not to exceed $2.50 per $1,000 Face Amount of BUyS.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The BUyS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

February 22, 2013

(Key terms continued from previous page)

Initial Price:	67.57
Final Price:	The Closing Price on the Final Valuation Date
Closing Price:	The closing price for one share of the Underlying on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Underlying
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Underlying. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Buffer Amount:	10.00%
Upside Leverage Factor:	200.00% upside participation
Maximum Return:	75.00%
Trade Date:	February 22*, 2013
Settlement Date:	February 27*, 2013
Final Valuation Date†:	February 22*, 2016
Maturity Date†:	February 25*, 2016
Listing:	The BUyS will not be listed on any securities exchange.
CUSIP:	25152RBU6
ISIN:	US25152RBU68
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the BUyS remains the same.
† Subject to adjustment as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE BUYS

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You should read this term sheet together with underlying supplement No. 1 dated October 1, 2012, product supplement AF dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these BUyS are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement AF dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000095010312005082/crt_dp33006-424b2.pdf

•	Prospectus supplement dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What Is the Payment Amount on the BUyS at Maturity, Assuming a Range of Performances for the Underlying?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of BUyS for a hypothetical range of performances for the Underlying from -100.00% to +100.00%. The table below reflects the Upside Leverage Factor of 200.00%, the Buffer Amount of 10.00%, the Maximum Return of 75.00% and the Initial Price of 67.57. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Price	Underlying Return (%)	Payment at Maturity ($)	Return on BUyS (%)
135.14	100.00%	$1,750.00	75.00%
118.25	75.00%	$1,750.00	75.00%
101.36	50.00%	$1,750.00	75.00%
92.91	37.50%	$1,750.00	75.00%
84.46	25.00%	$1,500.00	50.00%
74.33	10.00%	$1,200.00	20.00%
70.95	5.00%	$1,100.00	10.00%
67.57	0.00%	$1,000.00	0.00%
64.19	-5.00%	$1,000.00	0.00%
60.81	-10.00%	$1,000.00	0.00%
57.43	-15.00%	$950.00	-5.00%
54.06	-20.00%	$900.00	-10.00%
47.30	-30.00%	$800.00	-20.00%
33.79	-50.00%	$600.00	-40.00%
16.89	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The price of the Underlying increases 25.00% from the Initial Price of 67.57 to the Final Price of 84.46. Because the Final Price is greater than the Initial Price and the Underlying Return of 25.00% multiplied by the Upside Leverage Factor of 200.00% does not exceed the hypothetical Maximum Return of 75.00%, the investor receives a Payment at Maturity of $1,500.00 per $1,000.00 Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + ($1,000.00 x 25.00% x 200.00%) = $1,500.00

Example 2: The price of the Underlying increases 50.00% from the Initial Price of 67.57 to the Final Price of 101.36. Because the Final Price is greater than the Initial Price and the Underlying Return of 50.00% multiplied by the Upside Leverage Factor of 200.00% exceeds the hypothetical Maximum Return of 75.00%, the investor receives a Payment at Maturity of $1,750.00 per $1,000.00 Face Amount of BUyS, the maximum payment on the BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + ($1,000.00 x 75.00%) = $1,750.00

Example 3: The price of the Underlying declines 5.00% from the Initial Price of 67.57 to the Final Price of 64.19. Although the Final Price is less than the Initial Price, because the Final Price is less than the Initial Price by an amount not greater than the Buffer Amount of 10.00%, the investor receives a Payment at Maturity of $1,000.00 per $1,000.00 Face Amount of BUyS.

Example 4: The price of the Underlying declines 50.00% from the Initial Price of 67.57 to the Final Price of 33.79.  Because the Final Price is less than the Initial Price by an amount greater than the Buffer Amount of 10.00%, the investor receives a Payment at Maturity of $600.00 per $1,000.00 Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + [$1,000.00 x (-50.00% + 10.00%)] = $600.00

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE BUYS IS LIMITED — The BUyS provide leveraged upside exposure to any appreciation of the Underlying up to the Maximum Return of 75.00%. Consequently, the maximum Payment at Maturity will be $1,750.00 for each $1,000 Face Amount of BUyS you hold. Because the BUyS are our senior unsecured obligations, any Payment at Maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at Maturity of the Face Amount of your BUyS is protected against a percentage decline in the Final Price, as compared to the Initial Price, of up to the Buffer Amount, subject to our ability to pay our obligations as they become due. If such percentage decline is greater than the Buffer Amount of 10.00%, for every 1.00% decline beyond the Buffer Amount, you will lose 1.00% of the Face Amount of your BUyS, and you may lose up to 90.00% of your initial investment as a result.

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RETURN LINKED TO THE PERFORMANCE OF THE iShares® DOW JONES U.S. REAL ESTATE INDEX FUND — The return on the BUyS, which may be positive, zero or negative, is linked to the performance of the iShares® Dow Jones U.S. Real Estate Index Fund.

The iShares® Dow Jones U.S. Real Estate Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the real estate sector of the U.S. equity market as measured by the Dow Jones U.S. Real Estate Index (the “Index”). The Index is calculated, published and disseminated daily by Dow Jones & Company (“Dow Jones”), and measures the performance of the real estate sector of the U.S. equity market. The Index consists of Real Estate Investment Trusts (“REITs”) and other companies that invest directly or indirectly in real estate through development, management or ownership of properties. This section is only a summary of the iShares® Dow Jones U.S. Real Estate Index Fund. For more information on the iShares® Dow Jones U.S. Real Estate Index Fund, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Exchange Traded Funds – The iShares Exchange Traded Funds – iShares® Dow Jones U.S. Real Estate Index Fund” in the accompanying underlying supplement No. 1 dated October 1, 2012. For more information on the Dow Jones U.S. Real Estate Index, please see the section entitled “The S&P Dow Jones Indices – The Dow Jones U.S. Real Estate Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the BUyS will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your BUyS (including at maturity) and (ii) subject to the potential application of the "constructive ownership" regime discussed below, your gain or loss on the BUyS should be capital gain or loss and should be long-term capital gain or loss if you have held the BUyS for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your BUyS could be materially and adversely affected.

Even if the treatment of the BUyS as prepaid financial contracts is respected, purchasing the BUyS could be treated as entering into “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the BUyS, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the BUyS.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the BUyS.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Underlying or in any of the components underlying the Underlying. In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE BUYS MAY RESULT IN A LOSS — The BUyS do not guarantee any return of your initial investment in excess of $100.00 per $1,000 Face Amount of BUyS. The return on the BUyS at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Final Price is less than the Initial Price by an amount greater than the Buffer Amount, you will lose 1.00% of the Face Amount of your BUyS for every 1.00% the Final Price is less than the Initial Price by an amount greater than the Buffer Amount. Accordingly, you could lose up to $900.00 for each $1,000 that you invest. Any Payment at Maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON YOUR BUYS IS LIMITED BY THE MAXIMUM RETURN — If the Final Price is greater than or equal to the Initial Price, for each $1,000 Face Amount of BUyS, you will receive at maturity $1,000 plus an amount equal to $1,000 multiplied by the lesser of (i) the Underlying Return times the Upside Leverage Factor and (ii) the Maximum Return of 75.00%. Consequently, the maximum Payment at Maturity will be $1,750.00 for each $1,000 Face Amount of BUyS you hold, regardless of any further appreciation of the Underlying, which may be significant.

•	NO COUPON PAYMENTS — Deutsche Bank AG will not pay any coupon payments with respect to the BUyS.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the BUyS, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Underlying would have.

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CREDIT OF THE ISSUER — The BUyS are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the BUyS, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the BUyS. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the BUyS, and in the event Deutsche Bank AG were to default on its payment obligations, you might not receive any amount owed to you under the terms of the BUyS and you could lose your entire initial investment.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the BUyS may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the BUyS that are in addition to, or that differ from, those described in this term sheet to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the BUyS. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the BUyS.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The market price of the Underlying may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Underlying may differ from its NAV per share; the Underlying may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE BUYS — BlackRock Fund Advisors (“BFA”) is the investment advisor to the Underlying, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index. The Index is calculated, maintained and published by Dow Jones. The Index is a subset of Dow Jones U.S. Financial Services Index, which in turn is a subset of the Dow Jones U.S. Index. To be included in the Index, the issuer of the component BUyS must be classified in the real estate sector as maintained by the Industry Classification Benchmark (“ICB”). The ICB is a joint classification system launched by FTSE Group and Dow Jones Indexes. Dow Jones can add, delete or substitute the securities composing the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the securities composing the Underlying. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Underlying, which could adversely affect the Closing Price of the Underlying and cause the Final Price to be less than the Initial Price by an amount greater than the Buffer Amount.

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THE FUND AND THE INDEX ARE DIFFERENT — The performance of the Underlying may not exactly replicate the performance of the Index because the Underlying will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Underlying may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Underlying or due to other circumstances. The Underlying may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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RISKS ASSOCIATED WITH REAL ESTATE INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY – The component securities held by the Underlying and generally tracked by the Index are the securities of companies in the real estate industry. The real estate industry is cyclical and has from time to time experienced significant difficulties. The prices of the component securities held by the Underlying will be affected by a number of factors that may either offset or magnify each other, including:

•	employment levels and job growth;

•	the availability of financing for real estate;

•	interest rates;

•	consumer confidence;

•	the availability of suitable undeveloped land;

•	federal, state and local laws and regulations concerning the development of land, construction, home and commercial real estate sales, financing and environmental protection; and

•	competition among companies which engage in the real estate business.

The factors described above could cause or prolong a downturn in the real estate industry generally or regionally and could cause the value of the component securities held by the Underlying to decline or remain flat during the term of the BUyS.

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RISKS ASSOCIATED WITH REAL ESTATE INVESTMENT TRUSTS WILL AFFECT THE VALUE OF THE BUYS – The Underlying holds a variety of real estate-related securities, including REITs. REITs invest primarily in income-producing real estate or real estate-related loans or interests. Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Index and the Underlying:

•	a decline in the value of real estate properties;

•	extended vacancies of properties;

•	increases in property and operating taxes;

•	increased competition or overbuilding;

•	a lack of available mortgage funds or other limits on accessing capital;

•	tenant bankruptcies and other credit problems;

•	limitation on rents, including decreases in market rates for rents;

•	changes in zoning laws and governmental regulations;

•	costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems;

•	investments in developments that are not completed or are subject to delays in completion;

•	risks associated with borrowing;

•	changes in interest rates;

•	casualty and condemnation losses; and

•	uninsured damages from floods, earthquakes or other natural disasters.

The factors above may either offset or magnify each other. To the extent that any of these conditions occur, they may negatively impact a REIT’s cash flow and cause a decline in the share price of a REIT, and, consequently, the Index and the Underlying. In addition, some REITs have relatively small market capitalizations, which can increase the volatility of the market price of securities issued by those REITs. Furthermore, REITs are dependent upon specialized management skills, have limited diversification and are, as a result, subject to risks inherent in operating and financing a limited number of projects. To the extent that such risks increase the volatility of the market price of securities issued by REITs, they may also, consequently, increase the volatility of the Index and the Underlying.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND — We are not affiliated with the Underlying or the issuers of the component securities held by the Underlying or underlying the Index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Underlying or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Underlying or underlying the Index or any of the issuers of such securities. You, as an investor in the BUyS, should make your own investigation into the component securities held by the Underlying or underlying the Index and the issuers of such securities. Neither the Underlying nor any of the issuers of the component securities held by the Underlying or underlying the Index is involved in this offering of your BUyS in any way and none of them has any obligation of any sort with respect to your BUyS. Neither the Underlying nor any of the issuers of the component securities held by the Underlying or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your BUyS.

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PAST PERFORMANCE OF THE UNDERLYING, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying, the Index or the component securities held by the Underlying over the term of the BUyS, as well as the amount payable at maturity, may bear little relation to the historical prices of the Underlying or the component securities held by the Underlying or the level of the Index, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlying, the Index or the component securities held by the Underlying.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUYS PRIOR TO MATURITY — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your BUyS, the Issue Price of the BUyS includes the agents’ commission, if any, and the estimated cost of hedging our obligations under the BUyS directly or through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which we will be willing to purchase the BUyS from you in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the maturity date could result in a substantial loss to you. The BUyS are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your BUyS to maturity.

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THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The BUyS will not be listed on any securities exchange. There may be little or no secondary market for the BUyS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the BUyS when you wish to do so or at a price advantageous to you. Deutsche Bank AG and its affiliates intend to act as market makers for the BUyS but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS. If, at any time, Deutsche Bank AG or its affiliates do not act as market makers, it is likely that there would be little or no secondary market for the BUyS.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS — While we expect that, generally, the price of the shares of the Underlying on any day will affect the value of the BUyS more than any other single factor, the value of the BUyS will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying;

•	the time remaining to maturity of the BUyS;

•	the market price of and dividend rate on the component securities held by the Underlying;

•	the occurrence of certain events affecting the Underlying that may or may not require an anti-dilution adjustment;

•	interest rates and yields in the market generally and in the markets of the component securities held by the Underlying;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying, the Index or markets generally;

•	the composition of the investment portfolio of the Underlying and any changes thereto;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE BUYS — We or one or more of our affiliates expect to hedge our exposure from the BUyS by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the BUyS. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the BUyS declines. We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the BUyS. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the BUyS.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE UNDERLYING TO WHICH THE BUYS ARE LINKED OR THE VALUE OF THE BUYS — Deutsche Bank AG, its affiliates and agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the BUyS and the Underlying to which the BUyS are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE BUYS — We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS. The calculation agent will determine, among other things, the amount that Deutsche Bank AG will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS. The determination of a market disruption event by the calculation agent could adversely affect the amount payable at maturity.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and the IRS or a court might not agree with the treatment of the BUyS as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS could be materially and adversely affected.

Even if the treatment of the BUyS as prepaid financial contracts is respected, purchasing the BUyS could be treated as entering into “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain," and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the BUyS.

As described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Underlying as described herein;

•	You are willing to invest in the BUyS based on the Upside Leverage Factor, the Maximum Return and the Buffer Amount;

•	You are willing to lose up to 90.00% of your initial investment, subject to our creditworthiness;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk;

•	You do not seek current income from this investment; and

•	You do not seek an investment for which there will be an active secondary market.

The BUyS may not be suitable for you if:

•	You do not seek an investment with a return linked to the performance of the Underlying as described herein;

•	You seek an investment with an uncapped upside return;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Amount;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the daily Underlying closing prices from February 21, 2008 through February 21, 2013.  The closing price of the iShares® Dow Jones U.S. Real Estate Index Fund on February 21, 2013 was $67.57.  We obtained the Underlying closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Final Price of the Underlying. We cannot give you assurance that the performance of the Underlying will result in the return of more than 10.00% of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the BUyS. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount of BUyS. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the BUyS more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.